EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the Registrant’s independent registered public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Registrant’s ability to continue as a going concern,dated March 30, 2006 relating to the financial statements, of Positron Corporation and to the reference to our Firm under the caption "Interests of Named Experts and Counsel" appearing in this Registration Statement on Form S-8.

Ham, Langston & Brezina, L.L.P.

Houston, Texas
April 12, 2006